                                                                   EXHIBIT 10.15

               Blue Martini Software Training Facility Agreement

     THIS Blue Martini Software TRAINING FACILITY AGREEMENT ("Agreement") is entered into as of March 1, 2000 the ("Effective Date") by and between Blue Martini Software Corporation, a Delaware corporation, located at 2600 Campus Drive, San Mateo, California, 94063 and Its wholly and partially owned subsidiaries and partners, ("Blue Martini Software") and Diversified Computer Consultants of California, LLC., located at 451 Seaport Boulevard, Redwood City, CA. 94063 ("Vendor") with reference to the following facts:

     A. Blue Martini Software is a software company which provides extensive training for its employees, partners end customers

     B. Vendor is engaged in the business of providing training/teaching facilities for the purpose of employee, partner, and customer education;

     C. Blue Martini Software desires to retain Vendor to make available certain educational training classrooms and other facilities for Blue Martini Software's use as a site for Blue Martini Software's employees, partners, and customer training classes, and Vendor desires to provide such facilities and classrooms, pursuant to the terms and conditions of this agreement.

     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Blue Martini Software and Vendor agree as follows:

     1.  Educational Facilities.  During the term of the Agreement, following
         ----------------------
the Occupancy Date as defined in paragraph 3 below, Vendor agrees to provide Blue Martini Software with the use of Vendor's educational facilities located at Seaport Conference Center, 451 Seaport Boulevard, Redwood City, CA. 94063 (the "facilities") for limited general office use and the purpose of allowing Blue Martini Software to conduct Blue Martini Software's employee, partner and customer training classes.

     3.  Term.  This Agreement shall be effective as of the Effective Date on or
         ----
about March 1, 2000. This Agreement will continue for three years from the Occupancy Date (the "Initial Term"'). Blue Martini Software may renew this Agreement for a twelve (12) month term (each a "Renewal Term") by giving Notice of renewal, ("Notice of Renewal") no later than 120 days before the expiration of the then current term. If Blue Martini Software gives Notice of Renewal to Vendor, Vendor shall give Blue Martini Software preference for renewal (over other offers to use the Facilities made on the same terms and conditions as the Initial Term Agreement terms and conditions. If Blue Martini Software gives Vendor Notice of Renewal prior to 120 days before expiration of the Initial term. the renewal contract price for the 1st renewal term shall not exceed the current pricing with adjustments tied to the Consumer Price Index . and in no way will exceed three (3} percent increase above of the Current Rate for any Renewal Term. The Consumer Price Index published by the U.S. Department of Labor, Bureau of Labor Statistics. specifically the revised Consumer Price Index U.S. City Average For All Urban Consumers Ali Items for the San Francisco-Oakland-San Jose-CMSA (1982-1984=100),(the "Index"). which is published most immediately preceding the date of commencement of the Renewal Term, and, as to each subsequent Renewal Term. the date of commencement of each

Renewal Term, shell be compared with the Index published most immediately preceding the date of the commencement of the First Renewal Term. If Blue Martini Software has not given vendor notice of intent to renew within the prescribed time frame as described herein and vendor receives a more favorable written offer to lease the facilities prior to receipt of Blue Martini Software's Notice of Renewal then Blue Martini Software will have an opportunity to match the offer and that renew this Agreement. The parties expressly acknowledge and agree that, during the Term of the Agreement, (Initial Term plus any Renewal Terms) Blue Martini Software may hire Independent Contractors, to teach classes on Blue Martini Software's behalf, provided that, should Vendor reasonably request same, such Independent Contractor signs an agreement with Vendor or Blue Martini Software allocating liability in accordance with Paragraph 8 of this Agreement.

     4.  Relationship of Parties.  The parties agree that Vendor is an
         -----------------------
independent contractor and, as such, Vendor is not partner, agent, employee or principal of Blue Martini Software. Vendor will not act for or in place of Blue Martini Software in Blue Martini Software's relationship with third parties. Blue Martini Software is not responsible for withholding or deducting from the compensation of Vendor's employees, agents, and subcontractors, any sums for federal or state income taxes, social security, unemployment compensation, medical, dental, workers compensation or disability insurance coverage, pension or retirement plans or the like. Vendor specifically agrees to pay any and all federal and state taxes and other payments lawfully due in connection with the compensation received under this Agreement. The parties further agree that Blue Martini Software's use of the Facilities Is a limited right to use the Facilities and that no tenancy is created by either this Agreement or Blue Martini Software's use of the Facilities.

     5.   Description of Facilities.
          -------------------------

          (a)  Structural Specifications.  The facilities will be comprised of
               -------------------------
six (6) training rooms, and three (3) breakout rooms. The training rooms are approximately 765 square feet in size, and each designed to accommodate up to twenty four (24) students. Movable partitions are installed in four of the seven classrooms so that four rooms can be converted into two rooms accommodating up to 48 students each. The Facilities will also contain a common area(s) for reception, snack area, and visitors center. Blue Martini Software will inspect the facilities prior to the Occupancy Date to ensure that the Facilities are acceptable (defined as "Inspection Date").

          (b)  Facilities Amenities.  Vendor will provide the Facilities
               --------------------
Amenities set forth in Exhibit A.

     6.   Blue Martini Software Provided Equipment.  Blue Martini Software will
          ----------------------------------------
provide and install any computer and monitor equipment that Blue Martini Software wishes to use in its training courses, unless the parties agree, otherwise. All computer equipment installed by Blue Martini Software and used in the Facilities shall belong to Blue Martini Software and shall not be used by or for any other party, unless expressly authorized in writing by Blue Martini Software. Additionally, any Blue Martini Software software or third party software installed in the Facilities shall be solely for the use by Blue Martini Software in Blue Martini Software's classes and shall not, under any circumstances, be used by or any other party, unless expressly

                                      2.
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authorized by Blue Martini Software in writing. At the expiration of the term of this Agreement (including any renewal term), Blue Martini Software shall have the right to remove from the facilities its equipment and personal property.

     7.   Vendor Equipment Liability.
          --------------------------

          (a) Throughout the entire term of this Agreement (including any renewal term) Vendor shall be solely responsible for the repair and maintenance of the facilities ( including common areas, and structural and non structural portions thereof and all equipment in the Facilities which is owned or leased by Vendor, and as part of such responsibility shall cause Vendor's equipment in the classroom(s) to be covered by good and valid policies of property insurance. Vendor shall look to Vendor's insurance carrier in the event of any damage to equipment located in the classroom(s) owned or leased by Vendor, and Vendor hereby waives, on behalf of Vendor and Vendor's insurer(s) any and all claims against Blue Martini Software for damage to or loss of Vendor's equipment, unless such damage or loss is caused by the intentional or grossly negligent actions of Blue Martini Software, Blue Martini Software's employees, or Blue Martini Software's agents. Vendor represents to Blue Martini Software that Vendor's property insurance policy or policies contain clauses or riders pursuant to which the applicable insurer(s) waives all rights of subrogation with respect to claims against Blue Martini Software for damages to or loss of covered equipment, unless such damage or loss is caused by the intentional actions of Blue Martini Software, Blue Martini Software's employees, or Blue Martini Software's agents.

          (b) Vendor agrees to indemnify and hold harmless Blue Martini Software, its employees, officers, directors., successors and assigns, against any and all claims, liabilities, damages or losses resulting from any injury to or death of any person or damage to or loss of property occurring on or about Vendor's Facilities from any cause whatsoever, unless such injury, death, damage or loss occurred as a result of the negligence or willful misconduct of Blue Martini Software. In connection therewith, Vendor agrees to maintain at all times during the term of this Agreement (Initial Term plus any additional Renewal Terms), public liability insurance covering the Facilities with minimum limits of liability of at least $2,000,000.00 per occurrence covering the risks described above, and Vendor will indemnify, defend, protect and hold Blue Martini Software harmless from and against any and all loss, cost, damage, or liability arising out of Vendor's failure to maintain such insurance coverage.

     8.   Blue :Martini Software Equipment Liability.
          ------------------------------------------

          (a) Blue Martini Software shall be responsible for the maintenance of all equipment which is owned or leased by Blue Martini Software, or by any outside vendor hired by Blue Martini Software to teach classes at the Facilities on Blue Martini Software's behalf ("Blue Martini Software Equipment"), and as a part of such responsibility shall cause Blue Martini Software's Equipment in the classroom(s) to be covered by good valid policies of property insurance. Blue Martini Software shall look to Blue Martini Software's insurance carrier in the event of any damage to Blue Martini Software's Equipment or software owned or leased by Blue Martini Software, and Blue Martini Software hereby waives, on behalf of Blue Martini Software's insurer(s) any and all claims against Vendor for damage to or loss of Blue Martini Software's Equipment unless such damage or loss is caused by the intentional or

                                      3.

unintentional actions of Vendor, Vendor.,; employees or Vendors agents. Blue Martini Software represents to Vendor that Blue Martini Software's property insurance policy or policies contain clauses or riders pursuant to which the applicable insurer(s) waives all rights of subrogation with respect to claims against Vendor for damages to or loss of covered equipment unless such damage or loss is caused by the intentional or unintentional actions of Vendor, Vendors employees, or Vendors agents.

          (b) Blue Martini Software agrees to maintain at all times during the term of this Agreement (Initial Term plus any additional Renewal Terms), public liability insurance covering the Facilities with minimum limits of liability of at least $2,000,000.00 covering damages or losses resulting from any Injury to or death of any person or damage to or loss of property occurring on or about Vendors Facilities arising out of Blue Martini Software's, its employees, officers, directors, successors and assigns' acts or omissions and Blue Martini Software will indemnify, defend, protect and hold Vendor harmless from and against any and all loss, cost, damage, or liability arising out of Blue Martini Software's failure to maintain such insurance coverage. Any outside Vendor that Blue Martini Software hires to teach classes on behalf of Blue Martini Software at the Facilities will be subject to the same terms and conditions as Blue Martini Software is subject to according to this Paragraph 8.

     9.   Representations and Warranties.
          ------------------------------

          (a)  Conflict of Interest. Vendor represents that there exists no
               --------------------
actual or potential conflict of interest concerning the Services as described in Exhibit A or Exhibit B to be performed under this Agreement. Vendor represents that Vendor's performance under this Agreement does not require the breach of any agreement or obligation to keep in confidence the proprietary information of another party. Vendor will not bring to Blue Martini Software or use in performance of vendor's duties under this Agreement any materials or documents of another party considered confidential unless Vendor has obtained written authorization from such party, and the informed written consent of Blue Martini Software, for the possession and use of such materials.

          (b)  Compliance with Laws. Vendor hereby represents and warrants to
               --------------------
Blue Martini Software that it will fully comply with any and all applicable federal, state, and local laws, codes, government regulations, California Wage Orders and Executive Orders pertaining to immigration, foreign nationals working in the United States, labor and employment.

          (c)  Standards of Work.  Vendor hereby warrants that its work
               -----------------
hereunder shall be professional quality and performed consistently with generally accepted industry standards.

          (d)  Performance Guarantee.  Vendor agrees to perform the outlined
               ---------------------
services for the term of the Agreement, (Initial Term plus any additional Renewal Terms), in a professional manner. Vendor further agrees that the premises, equipment and services, in addition to meeting all legal requirements for public health and safety shall be consistent with generally accepted industry standards.

                                      4.

     10.  Registration.  Under this Agreement Blue Martini Software shall have
          ------------
the responsibility for registering students at any scheduled training classes that take place in the Facilities provided by Vendor.

     11.  Payment Terms.  During the term of this Agreement (Initial term plus
          -------------
renewal terms, if any), Blue Martini Software will pay to Vendor the sum of $5250.00 per day for every business day of every month. This amount is based upon Blue Martini Software's commitment to: a) use each of the six classrooms in the Facilities for $750.00 per room per day during the hours of 8:00 am to 6:00 pm PST, and b) use the 3 breakout rooms for $750.00 per day for ail three (3) rooms. Use of the rooms outside these hours can be arranged with the office manager, and may result in an additional charge to Blue Martini Software. Occasional access outside of the regular scheduled hours of operation by pre-designated employees or representatives of Blue Martini Software may be arranged with the office manager in advance. "Regular scheduled hours of operation shall mean Monday through Friday, 8:00 am. to 6:00 pm Blue Martini Software intends to use all rooms every business day of every month during the Term, and is required to pay for use of each room regardless of whether Blue Martini Software actually does use any given room(s). Specifically excluding holidays and weekends as specified in Section 12, the average number of business days per month is approximately 20.9, and the average monthly billing during the Initial Term is $109.725.00. If Blue Martini Software gives notice of Renewal as required in Paragraph 3, the parties will agree in writing to the usage fee for the rooms during the Renewal Term within sixty (60) days of Blue Martini Software delivering its Notice of Renewal. Such usage fee shall not exceed the C.P.I. as stated in Section 3 of this Agreement. If the parties fail to agree in writing to the Renewal Term usage fee within sixty (60) days after Blue Martini Software gives its Notice of Renewal, Blue Martini Software may revoke the Notice of Renewal, or Vendor may reject the Notice of Renewal, in which case this Agreement will not be renewed at the expiration of the then current term.

     12.  Invoices.  During the term of this Agreement, (Initial Term plus any
          --------
additional Renewal Terms), Vendor will invoice Blue Martini Software on the first business day of each month for the following month (for example, on March 1, 2000. Vendor will invoice Blue Martini Software for the use of the facilities during the month of March). Business days include all clays of the week except Saturday and Sunday, and non working holidays. The non working holidays are agreed to be the following: New Years Day, Martin Luther King Jr. Day, Presidents Day, Memorial Day, July 4th, Labor Day, Thanksgiving Day and the Friday after, and December 24 and 25. Undisputed invoices are due and payable thirty (30) days from the date of invoices, invoices will be mailed to:

          Blue Martini Software Corporation
          Attention: Accounts Payable
          2600 Campus Dr.
          San Mateo, CA. 94403

     13.  Confidential Information.  Unless otherwise agreed to in writing by
          ------------------------
Blue Martini Software, Vendor agrees to treat and keep all Confidential Information as confidential information of Blue Martini Software, both during and for three (3) years (and any renewal term) after the term of this Agreement. "Confidential information" means all information and material to which Vendor has access in connection with services provided hereunder including, but not

                                      5.

limited to, (a) ail developments, (b) all software, documentation, financial, marketing and customer data and other information, and (c) any other material or information that is either marked as confidential or is disclosed under circumstances such that one would reasonably expect it to be confidential. Vendor agrees to use the Confidential Information received under this Agreement solely for the purposes of providing services under this Agreement. Vendor will not duplicate any Confidential Information unless such duplication is necessary to provide services under this Agreement and agreed to by Blue Martini Software in writing Vendor will not disclose or make Confidential Information available to any third party, except as specifically authorized by Blue Martini Software in writing. All Confidential information furnished to Vendor shall remain solely the property of Blue Martini Software. Vendor further agrees that all Confidential Information and any other information received from Blue Martini Software, including but not limited to, all copies in any form, shall be returned to Blue Martini Software upon completion or termination of the Agreement. Vendor acknowledges that the unauthorized disclosure of confidential information by Vendor to any third party may cause irreparable harm to Blue Martini Software from which damages alone may not be an adequate remedy. Accordingly Blue Martini Software shall be entitled to injunctive relief to immediately cease any actual or potential misuse of or authorized disclosure of confidential information.

     14.  Termination.
          -----------

          (a) If either party believes that the other has materially breached this Agreement, the non breaching party will give the breaching party written Notice of the provision of the Agreement that is believed to be breached, as well as details of the nature of the breach. The breaching party has sixty(60) days from the date Notice is given to cure the breach. If the breaching party has not cured the breach specified in the Notice, the non breaching party may terminate this Agreement on ten (10) days written notice.

          (b)  Termination Due to Business Change. The parties agree that
               ----------------------------------
neither Blue Martini Software nor Vendor shall terminate this Agreement during the first 3 years (thirty six months) of the Initial Term except as provided in
Section 14a, above. Vendor will invoice Blue Martini Software on a monthly basis for any sums owing Vendor pursuant to this paragraph 14(a) in accordance with Paragraph 12 of this Agreement.

          (c)  Any significant material failure to comply with the provisions of
Section 13 by Vendor and any of its employees, directors, and or agents shall be cause for immediate termination of this agreement at Blue Martini Software's election, provided Vendor acknowledges and agrees to said claim, without providing any notice or cure period described herein.

     15.  Notices.  All notices to be provided hereunder shall be in writing and
          -------
delivered by certified mail, return receipt requested or by nationally recognized overnight carrier ("Notice"). Notices shall be deemed given on the date delivered (or the date delivery is refused by the addressee). All Notices shall be addressed as follows:

          If to Blue Martini Software:

               Blue Martini Software Corporation

                                      6.

               2600 Campus Dr.
               San Mateo, CA. 94403

          If to Vendor

               Richard Ferrari
               Diversified Computer Consultants of Calif, LLC
               451 Seaport Ct.
               Redwood City, CA. 94063

     16.  Entire Agreement.  This Agreement contains the entire agreement
          ----------------
between the parties, and cannot be amended except pursuant to a written agreement executed by each party.

     17.  Non Waiver.  The waiver by either party of any breach by the other
          ----------
party of any provisions of this lease shall not constitute a continuing waiver or a waiver of any subsequent default or breach by the breaching party either of the same or of a different provision of this lease. All waivers must be in writing and signed by the waiving party.

     18.  Severability.  If any provision or provisions of this Agreement shall
          ------------
be held to be invalid, illegal or unenforceable, such provision will be enforced to the maximum permissible extent and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     19.  Governing Law and Venue.  This Agreement will be governed by and
          -----------------------
interpreted in accordance with the laws of the State of California without regard to conflict of law principles. If any action arises to enforce or interpret the terms of this Agreement, the parties agree that the venue of any such action will be in San Mateo County, California.

     20.  Non-Disclosure Agreement.  Vendor's employees employed at the
          ------------------------
Facilities will execute Blue Martini Software's standard Consultant Non Disclosure Agreement if applicable.

     21.  Assignments.  Blue Martini Software may allow a third party to use the
          -----------
Facilities upon written approval from Vendor provided that such use does not in any way violate any of the terms and conditions of Vendors lease with the Port of Redwood City "Lease" and upon Vendors acceptance of intended use of Facilities of which will not be unreasonably withheld. Vendor represents and warrants to Blue Martini Software the (i) the lease is in full force and effect,
(ii) Vendor has obtained any and all necessary consents from the landlord under the Lease to this Agreement and (iii) to the best of Vendor's knowledge there are no existing defaults under the Lease.

     22.  Force Majeure.  Neither party shaft be liable for loss or damage due
          -------------
to any delay or failure in performing Its obligations hereunder and such obligations shall be suspended because the performance of such obligations hereunder being Interrupted, prevented, or delayed due to events due to Force Majeure, as defined below. If there is any delay or failure in performing hereunder as a result of any such cause or causes of Force Majeure, Blue Martini Software or Vendor, as the case may be, shaft promptly notify the other party In writing of the nature and estimated duration of any delay or failure. The affected party shaft use all reasonable good faith, diligence, and efforts to remove the event of Force Majeure as quickly as possible.

                                      7.

The term "Force Majeure" shall include causes beyond a party's reasonable control such as, acts of God, earthquake, flood, drought, fire, war, public disorders, perils of navigation, strikes, lockouts, acts of enemies, reasonably unavoidable breakdown of or Injury to Vendors Facility and other events of reasonably unavoidable destruction of Vendor's property not caused by the negligence or willful misconduct of Blue Martini Software or Vendor, as the case may be. Notwithstanding the foregoing, if a party suffers a force majors event, the other party may terminate this Agreement If such conditions continue for a period of 90 days.

     23.  Deposit.  Blue Martini Software shaft pay an up front fee equivalent
          -------
to 3 times the monthly fee to Vendor as security against payment for services. Said deposit will be applied to wards Blue Martini Software payments to Vendor in the final 3 months of the term of this Agreement.

     IN WITNESS WHEREOF. Blue Martini Software and Vendor have entered into this Agreement as of the Effective Date.

Blue Martini Software:              VENDOR:
 Blue Martini Software Corporation  Diversified Computer Consultants of Calif.
                                     LLC.

By:  /s/ S D Hanham                 By: /s/ R. Fennan
    ------------------------------     -----------------------------------------
Its: Vice President. Prod. Dev.     Its:  Member Manager
    ------------------------------
Date: 2/24/00                       Date:  2/22/00
     -----------------------------       ---------------------------------------

                                      8.

                                   EXHIBIT A
                             FACILITIES AMENITIES

     1.  6 ea.  classrooms containing the following:

          (a)     (12) 30 x 60 inch movable tables for students

          (b)     (1)  30 x 60 inch movable table for the instructor

          (c)     (25) Ergonomically designed chairs for students and
                       instructor.

          (d)     (1)  18 x 60 inch movable table for refreshments and paper products

          (e)     (2)  16'x 4 foot white boards ( except for Classroom number 6 which will only have one white board, and classroom number 5 which will have I of 2 boards at 14' x 4')

          (f)     (1)  Overhead projector with stand.

          (g)     (2)  Flip chart for drawing with paper.

          (h)     (1)  Projection screen.

          (i)     (1)  Wall mounted telephone with telephone line

          (j)     (1)  Analog line

     lA. 3 ea. breakout/conference rooms


          (a) complete with furnishings including: Tables and chairs, white boards, analog phone line, white board, projection screen, and data connections.

     2. Visitor Center. The visitor center will be equipped with service and counter space, chairs, and multiple telephone and data jacks. Copy and facsimile machines will be available in the facilities for the students and instructor use.

     3. Vendor will provide the following services at no additional cost to Blue Martini Software:

          (a) Limited inventory of juice, beverages, and paper products based on a four can drink limit per person per day;

          (b) Morning food and beverage service for students including coffee, tea, hot chocolate, sodas, water, assorted muffins, pastries and bagels, and juices.

          (c)  Afternoon snack for all attendees

     4. Vendor will provide on-site receptionists to handle communications and services including:

          (a)  Class set up and clean up

          (b) Receiving, storing, and distributing documents and training materials

          (c)  Continuous coffee service throughout the day.

          (d)  Maintaining cold beverages for each classroom

          (e) Answering phones and delivering messages to instructors and students

     5. Vendor will provide a full-time office manager to oversee and handle daily operations.

     6.   Vendor will supply office supplies as reasonably required.

     7. Vendor will provide local telephone service for up to thirty (30) concurrent telephone lines, and access for long distance credit card telephone calls.

     8.   Copy and fax services

     9. If needed Vendor will provide catered lunches upon reasonable notice for an additional charge to Blue Martini Software.

     10. Vendor will provide all utility services and complete facility maintenance, at no additional cost to Blue Martini Software.

                                      2.

                                   EXHIBIT B
                              WIRING REQUIREMENTS

     Vendor will provide the following wiring installation to meet Blue Martini Software's Ethernet and Blue Martini Software Channel wiring requirements.

     1.  Data

          (a) 9 locations with (2) CAT 5 PVC Cables terminated on Patch Panels and 3 Port faceplates at station locations. ( Network cables for both Blue Martini Software Channel and Data Center for 9 rooms)

          (b) 6 locations with (2) CAT 5 PVC Cables. (Data cable for 6 ethernet lines a 2 Printer/fax lines for the business center)

     2. Blue Martini Software will be permitted to provide - as needed connectivity to facility including installation of DSL line. Cost for said connectivity installation and continued service shall be the responsibility of Blue Martini Software.